THE SANTA BARBARA GROUP OF MUTUAL FUNDS, INC.
                             ARTICLES SUPPLEMENTARY

           The Santa Barbara Group of Mutual Funds, Inc., a Maryland Corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

           FIRST: The Corporation's Articles of Incorporation authorize the issuance of one hundred million (100,000,000) shares of capital stock, all with par value of $0.01 per share, and having an aggregate par value of one million dollars ($1,000,000), of which the Board of Directors has previously designated sixty million (60,000,000) shares into series. Immediately prior to the effectiveness of these Articles Supplementary, the Corporation's authorized and designated shares consisted of the following:

           NAME OF SERIES          CLASSIFICATION & AUTHORIZED SHARES BY CLASS
           --------------          -------------------------------------------
                                     CLASS A         CLASS C          CLASS Y
                                     -------         -------          -------
           The Bender Growth Fund   20,000,000      20,000,000       20,000,000

           SECOND: The Board of Directors of the Corporation, by resolution dated February 28, 2002, reclassified and redesignated the 60,000,000 of its previously designated shares of the Corporation into the following series and classes:

           NAME OF SERIES                 NEWLY CLASSIFIED SHARES BY CLASS
           --------------                 --------------------------------
                                         CLASS A        CLASS C        CLASS Y
                                         -------        -------        -------
           The Bender Growth Fund      15,000,000     15,000,000     15,000,000
           The Montecito Fund          15,000,000

           THIRD: The shares of the Corporation described in Article Second of these Articles Supplementary have been so reclassified and redesignated by the Board of Directors under the authority contained in paragraphs 5.4 and 5.5 of the Articles of Incorporation of the Corporation and pursuant to Section 2-105 (c) of the Maryland General Corporation Law.

           FOURTH: The Articles of Incorporation of the Corporation are supplemented as follows:

           The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the various classes of shares shall be as set forth in the Corporation's Articles of Incorporation, subject to the following specific provisions:

           (a) The assets of each class of a series shall be invested in the same investment portfolio of the Corporation.



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           (b) The dividends and distributions of investment income and capital gains with respect to each class of shares shall be in such amount as may be declared from time to time by the Board of Directors, and the dividends and distributions of each class of shares may vary from the dividends and distributions of the other classes of shares of a series to reflect differing allocations of the expenses of the series among the holders of each class and any resultant differences between the net asset value per share of each class, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income or capital gains and expenses and liabilities of the series among the classes shall be determined by the Board of Directors in a manner it deems appropriate.

           (c) The holders of each class of shares of a series shall have (i) exclusive voting rights with respect to provisions of any service plan or service and distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan") applicable to the respective class of the respective series and (ii) no voting rights with respect to the provisions of any Plan applicable to any other class or series of shares or with regard to any other matter submitted to a vote of shareholders which does not affect holders of that respective class of the respective series of shares.

           (d) Class A shares shall be subject to an initial sales charge.

           (e) Class C shares may be subject to a contingent deferred sales charge, in the event of the redemption of shares pursuant to the terms of the issuance of such shares.

           FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.





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           IN WITNESS WHEREOF, The Santa Barbara Group of Mutual Funds Inc. has
caused these Articles Supplementary to be signed in its name and on its behalf by its duly authorized officers who acknowledge that these Articles Supplementary are the act of the corporation, that to the best of their knowledge, information and belief, the matters and facts set forth herein as to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.


DATE: April 5, 2002                       THE SANTA BARBARA GROUP
                                          OF MUTUAL FUNDS INC.



                                          /S/
                                          -------------------------------------
                                          By:  Steven W. Arnold
                                          Its:  Co-President

Attest:

 /S/
-----------------------------
By:  John Odell
Its:  Secretary




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